EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of NII Holdings, Inc. on Form S-8 of our report dated March 19, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to matters that raise substantial doubt about NII Holdings, Inc.’s ability to continue as a going concern and the adoption of Staff Accounting Bulletin No. 101 “ Revenue Recognition in Financial Statements” in 2000), appearing in the Annual Report on Form 10-K of NII Holdings, Inc. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP
McLean, Virginia
November 11, 2002